                ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND
                      EXCHANGE COMMISSION ON APRIL 21, 1999
                                                    REGISTRATION NO. 333-_____
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                             POLYVISION CORPORATION
             (Exact name of registrant as specified in its charter)

           NEW YORK                                  13-3482597
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                Identification No.)

                                                  JOSEPH A. MENNITI
                                                CHIEF EXECUTIVE OFFICER
                                                 POLYVISION CORPORATION
        48-62 36TH STREET                           48-62 36TH STREET
LONG ISLAND CITY, NEW YORK 11101             LONG ISLAND CITY, NEW YORK 11101
         (718) 433-2170                              (718) 433-2170
(Address, including zip code, and         (Name, address, including zip code,
telephone number, including area code,    and telephone number, including area
of registrant's principal executive       code, of agent for service)
offices)


                                -----------------
                          COPIES OF COMMUNICATIONS TO:

                            SPENCER G. FELDMAN, ESQ.
                                GREENBERG TRAURIG
                                METLIFE BUILDING
                           200 PARK AVENUE, 15TH FLOOR
                            NEW YORK, NEW YORK 10166
                                 (212) 801-9200
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time as described in the Prospectus after the effective date of this Registration Statement.
                               ------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                               -------------------

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF              AMOUNT TO          OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED          BE REGISTERED            SHARE(1)              PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value).....   17,920,306 shares         $2-1/8              $38,080,650            $11,233.79
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

----------
(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and based on the closing price reported on the American Stock Exchange on April 20, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 21, 1999

PROSPECTUS

                                17,920,306 SHARES

                             POLYVISION CORPORATION

                                  COMMON STOCK

                                 ---------------

         The selling shareholders of PolyVision listed on pages 13 and 14 may offer and resell up to 17,920,306 shares of PolyVision common stock under this prospectus, for each of their own accounts. The number of shares the selling shareholders may sell includes shares of common stock that currently are issued and outstanding, as well as shares of common stock that they may receive if they
(1) exercise their warrants, (2) convert their shares of Series B Preferred Stock and Series C Preferred Stock or (3) convert a subordinated promissory note. We will not receive any proceeds from these sales, but we will receive the exercise price of the warrants if the warrants are exercised. We issued shares of our common stock, certain warrants, shares of Series B and Series C Preferred Stock and a subordinated promissory note in a series of transactions in November and December 1998 to the selling shareholders.

         Our common stock is traded on the American Stock Exchange under the symbol "PLI." On April 19, 1999, the closing price of our common stock was $2-9/16 per share. Of the shares of common stock registered under this prospectus, 12,435,651 shares are reserved for issuance upon the exercise of the warrants, the conversion of the Series B and Series C Preferred Stock and the conversion of the subordinated promissory note. This number of reserved shares, which represents approximately 88% of our total outstanding common stock, presents substantial dilution to our current shareholders and may have an adverse effect on the market price of our common stock.

         The selling shareholders may offer the shares through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or to or through agents, dealers or underwriters.

                                 ---------------

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE FIVE.

                                 ---------------

         The shares have not been approved or disapproved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                 The date of this Prospectus is April ___, 1999

                             POLYVISION CORPORATION


         No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.


                                TABLE OF CONTENTS


                                                                 PAGE
                                                                 ----
About PolyVision...............................................    3

Risk Factors...................................................    5

Where You Can Find More Information............................   10

Forward Looking Information....................................   11

Use of Proceeds................................................   11

Selling Shareholders...........................................   11

Plan of Distribution...........................................   15

Legal Opinion..................................................   16

Experts........................................................   16


                                ABOUT POLYVISION

IN GENERAL

         PolyVision, through its operating units, Greensteel, Alliance and Posterloid (both in the United States and Europe), manufactures and sells information display products.

         o Through Greensteel, we manufacture and sell custom-designed and engineered writing, projection and other visual display surfaces (such as ceramicsteel chalkboards and markerboards), custom cabinets, and workstation and conference center casework primarily for schools and offices.

         o Through our recently-purchased Alliance division, we manufacture continuous coiled ceramicsteel (a high-grade, fused ceramic surface on light-gauge steel producing a non-porous, uniform finish) used in writing surfaces for schools, conference rooms and other business environments, as well as for construction projects such as tunnels and people moving systems. Alliance also produces proprietary projection screen surfaces, screen printed and non-screen printed ceramicsteel surfaces used for interior and exterior architectural applications and high-endurance signage.

         o Through Posterloid, we manufacture and sell menuboard display systems to the fast food and convenience store industries, and merchandising displays used principally by banks.

         At Greensteel, we combine our own direct marketing network with approximately 65 independent dealers, which enables us to market our products to schools, healthcare facilities, offices and other institutions throughout the country. Most of our products are sold in connection with new facility construction and renovation. These products are generally sold as part of a bid process conducted through architects and general contractors working with our sales staff and those of our dealers, and are custom-made to specifications. Successful marketing of these products is dependent on our maintenance of strong relationships with our dealers, architects and general contractors. We have been advised by our customers that Greensteel products have achieved general recognition as quality products.

         At Alliance, our products are sold in the United States and, through facilities in Belgium, France and Denmark, throughout Europe and the rest of the world through PolyVision Belgium and PolyVision France. In the United States, Alliance uses its direct sales personnel to sell its products to fabricators and original equipment manufacturers (known as "OEMs") of finished board products for the educational, office supply and other markets, and screen and non-screen printed interior and exterior panels for the transportation, building construction and related infrastructure markets. Outside the United States, Alliance sells its products to OEMs and, through facilities in France and Denmark, finished products, in each case predominantly for schools. Alliance's infrastructure product sales are made by direct sales efforts through its sales personnel and sales agents working with architects and designers on specific projects, such as vehicular tunnels and transportation terminals having specialized durability, cosmetic or signage requirements.

         At Posterloid, we use a direct sales force to sell throughout the United States. Its customers are restaurants (mostly in the fast food and stadium/terminal food concession markets), banks and design firms serving these types of customers. Posterloid manufactures its products with a variety of materials and is able to supply its customers an assortment of menuboards and merchandising displays, such as interior back lit menuboards, interior magnetic menuboards, drive-through menuboards, and specifically for banks, magnetic interest rate boards and other merchandising displays.

         We have achieved our current position in the specialized markets we serve largely because we perform a full range of services, including the custom design, production and installation of our products. We believe this integrated approach enhances our responsiveness to customer needs and allows our customers to obtain a full line of products and services from a single source. This makes it easier for us to establish ongoing relationships with customers and provide for their future requirements. Competition in our markets is based largely on price, product quality, customer service and reliability.

ACQUISITION OF ALLIANCE INTERNATIONAL GROUP AND CHANGE IN FISCAL YEAR

         In November 1998, we purchased, from Wind Point Partners III, L.P. and certain minority stockholders, all of the outstanding capital stock of Alliance International Group, Inc. (usually referred to as "Alliance"), a leading manufacturer of ceramicsteel products. The purchase price was $75.8 million, consisting of $32.6 million in cash, $8.0 million in a 10% convertible subordinated promissory note due in 2007 and $35.2 million of third-party debt which was assumed or refinanced by us. Following the purchase, Alliance became a division of PolyVision.

         Alliance has its headquarters in Norcross, Georgia, and manufacturing facilities in Oklahoma, Belgium, France and Denmark. It had approximately $62.5 million in revenues during calendar 1998. Following the closing of the Alliance purchase, Michael H. Dunn, Alliance's Chairman and Chief Executive Officer, became the new President and Chief Operating Officer of PolyVision, as well as a member of our Board of Directors.

         The cash portion of the Alliance purchase and the simultaneous refinancing of PolyVision's existing credit facility was funded by a $60.0 million senior secured bank loan, a $25.0 million senior subordinated bank loan, and $5.0 million in cash proceeds from the sale of shares of our 9% Series C Convertible Preferred Stock to The Alpine Group, Inc.

         In December 1998, we announced our decision to change to a December 31 fiscal year from an April 30 fiscal year, consistent with Alliance's fiscal period.

RECAPITALIZATION OF PREFERRED STOCK AND DEBT

         In November 1998, under an Exchange Agreement between us, Alpine and another preferred shareholder, we accepted approximately $25.7 million in liquidation value of our Series A Preferred Stock (plus accrued dividends) and approximately $7.4 million debt we owed to Alpine, in exchange for approximately
5.3 million shares of our common stock and approximately $12.4 million in liquidation value of our 9% Series B Convertible Preferred Stock. As a result of this transaction, Alpine directly owns approximately 48.4% of our outstanding shares of common stock (including 16.8% of such shares previously owned) and could own after conversion of the Series B and Series C Preferred Stock as much as 65.1% of our outstanding shares.


                                    * * * * *

         Our principal executive office is located at 48-62 36th Street, Long Island City, New York 11101, and our telephone number is (718) 433-2170.

                                  RISK FACTORS

         In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating PolyVision and our business before purchasing the common stock offered by this prospectus:

WE HAVE A LARGE AMOUNT OF DEBT; OUR ABILITY TO SERVICE INDEBTEDNESS IS CRUCIAL

         We have incurred a high level of debt. As of December 31, 1998, we had approximately $80.3 million of total debt. We may incur future debt to acquire other businesses or for our working capital or operations. However, existing credit facilities will restrict our ability to incur future debt.

         Payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations. Further, a high debt level creates an increased risk that we may default on our obligations. If we default, the lenders who lent us funds on a secured basis could take the property securing their loans and immediately require us to pay our obligations in full. Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. These factors include:

         o    changes in interest rates,

         o    the state of the economy,

         o    our financial condition,

         o    the amount of competition we face,

         o    changes in the law,

         o    changes in the construction industry generally,

         o    changes in our customer base,

         o    pre-existing or unanticipated environmental clean-up liabilities,

         o timing of our customers' payment for existing work orders and projects and

         o seasonal factors that may hinder our ability to work on projects, including weather conditions.

         Based on current operations, we believe that our cash on hand, cash flows generated from current operations and available borrowings under our senior secured credit facility will be sufficient to fund our capital requirements for at least the next 24 months and allow us to repay our debts as or before they become due. However, in the event that we are unable to repay our debt obligations, we may need to refinance all or a portion of the principal of our debt on or prior to maturity. We may not be able to generate sufficient cash flow from operations, anticipated revenue growth, operating improvements or current or future borrowings to repay our debt obligations. In addition, we may not be able to refinance our existing debt or secure new credit or debt facilities should we need or want to do so.

         The amount of our debt could have important consequences on our future performance. Our existing debt or credit facilities may limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes. Our debt levels may prevent us from timely responding to changing market conditions and may increase our vulnerability in the event of a downturn in general economic conditions or our business.

         We conduct substantially all of our operations through our subsidiaries and are essentially a holding company. We rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to generate the funds necessary to repay our debts and other obligations. The payment of dividends from our subsidiaries and the making and repayment of loans and advances are subject to statutory, contractual and other restrictions and are dependent upon the earnings of our subsidiaries.

WE DEPEND ON A STRONG MARKET FOR CONSTRUCTING AND REFURBISHING EDUCATIONAL BUILDINGS

         Our primary market depends on the construction and refurbishing of educational buildings. As a result of conservative state and municipal budgets, this market remained flat in the mid 1990s. This was particularly true in our major geographic market, which is the eastern portion of the United States. In addition, raw material prices have progressively increased for wood products and plastic laminates used in institutional casework and aluminum and steel products used in the manufacturing of chalkboards and markerboards. This, together with highly competitive bidding procedures and at times unanticipated cost overruns, has historically affected overall profitability since we operate from a backlog (with the time elapsing from contract execution to fulfillment ranging from 3 to 18 months) comprised mainly of fixed price contracts with school districts and municipalities. Such conditions could have an adverse effect on our financial results.

WE HAVE A HISTORY OF NET LOSSES AND ACCUMULATED DEFICITS

         For the fiscal year ended April 30, 1998, we had net sales of $34,167,000 and net income of $1,010,000, but after payment of preferred stock dividends, our loss applicable to common stock was $(535,000), or $(0.06) per share, basic and diluted. As of April 30, 1998, we had total shareholders' deficit of $(3,475,000), a worsening of $485,000 from April 30, 1997. For the fiscal years ended April 30, 1997 and 1996, we reported net losses of $(5,109,000) and $(5,769,000), respectively. However, for the eight months ended December 31, 1998, we had net sales of $33,877,000 and net income of $591,000, including a nonrecurring charge of $1,250,000. After payment of preferred stock dividends, the accretion of preferred stock and recognition of gain in the recapitalization transaction, our net income applicable to common stock increased to $19,352,000, or $2.04 per share, basic and diluted. Due to the purchase of Alliance and the recapitalization of preferred stock and debt, we had total shareholders' equity of $20,921,000, an improvement of $24,396,000 over the deficit of $(3,475,000) as of April 30, 1998. No assurance can be given that we will continue to have net income and net income applicable to common stock.

WE FACE RISKS IN INTEGRATING ALLIANCE AND AS WE PURSUE FUTURE GROWTH THROUGH ACQUISITIONS

         In order for the Alliance purchase to be beneficial to us, we will need to successfully combine the operations of Alliance into PolyVision. Until now, we have not acquired the assets and liabilities of a company the size of Alliance, and this integration process will require substantial time and attention of our management. This process will divert our management's time and attention from our business and operations, which could have a material and adverse effect on our results of operations and financial condition. We may not be able to successfully integrate the operations of Alliance into PolyVision without difficulty, if at all. We expect the combination of Alliance and PolyVision to create operating synergies for PolyVision. However, these operating synergies may never develop and the combined operations may not prove to be profitable.

         To a significant extent, our future growth is based on additional purchases of businesses. Such purchases entail risks that the purchased businesses will fail to perform in accordance with expectations, and that business judgments with respect to a company's revenues and operating expenses will prove inaccurate. Business purchases also involve risks associated with:

         o    diversion of management's attention,

         o assimilation of the operations and personnel of the acquired companies,

         o    amortization of acquired intangible assets and

         o    potential loss of key employees.

         Such risks could adversely affect our operating results.

         Our ability to further expand through business purchases depends on many factors, including the successful identification and purchase of businesses, the terms and conditions of any such purchases and management's ability to integrate any acquired businesses effectively. No assurance can be given that future business purchases, if any, can be consummated at favorable prices or on favorable terms, that we will be successful in efficiently assimilating any businesses or that any such purchases will be profitable.

WE MUST COMPLY WITH RESTRICTIVE COVENANTS IMPOSED BY OUR CREDIT FACILITIES

         Our senior secured credit facility restricts our ability to, among other things, dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures, pay dividends, or make other investments or acquisitions. To secure our obligations under this facility, we granted the lenders a first priority security interest in substantially all of our tangible property, including the stock of our subsidiaries. This facility also requires us to maintain certain financial ratios and restricts our ability to prepay other indebtedness, including the subordinated notes under our senior subordinated credit facility and the subordinated promissory note issued to Wind Point Partners III, L.P. in the purchase of Alliance. Our ability to comply with these restrictions may be affected by events that are beyond our control.

         If we violate any of these provisions, we could be in default on our obligations under the senior secured credit facility, even though we are able to pay our debts on time and when due. If we default, the lenders who lent us funds under the senior secured credit facility could elect to declare all principal and interest we owe them to be immediately due and payable. Additionally, these lenders could exercise their right to take control of all our tangible property, including the stock of the subsidiaries we pledged as security. These lenders could also refuse to extend any additional credit to us. A default under the senior secured credit facility could trigger default provisions in our other loans, including the senior subordinated credit facility and the subordinated promissory note, which would also make all principal and interest under those loans immediately due and payable. If this happens, we may not have sufficient funds to pay off all our defaulting loans. If these lenders take our tangible assets, we would lose several of our operating subsidiaries.

         These restrictions may also prevent us from taking action we believe is necessary or desirable to respond to changing business and economic conditions. We also may be prevented from engaging in transactions that might otherwise be considered beneficial to us.

OUR NEW FOREIGN OPERATIONS ENTAIL FOREIGN CURRENCY EXPOSURE AND OTHER RISKS

         Our recent purchase of Alliance presents us, for the first time, with the management of substantial foreign operations. Had we owned Alliance for the entire year ended December 31, 1998, we would have received approximately 35.0% of our revenue from international sales. Foreign operations are subject to certain risks inherent in conducting business abroad, including:

         o    possible nationalization or expropriation,

         o    price and exchange controls,

         o    foreign currency exchange fluctuations,

         o    limitations on foreign participation in local enterprises and

         o    other restrictive governmental actions.

         Changes in the relative values of currencies take place from time to time and may materially affect our results of operations. Their effects on our future operations are not predictable. Currently, we do not maintain a hedging program, principally because we borrow and repay amounts under our senior secured credit facility in local currencies. However, a downward fluctuation in foreign currencies could enable our competitors in the information display business to sell their products at lower prices than ours.

AS A MANUFACTURER, WE DEAL WITH ENVIRONMENTAL LAWS, VIOLATIONS OF WHICH COULD BE EXPENSIVE

         Our manufacturing operations are subject to extensive and evolving federal, foreign, state and local environmental and land use laws and regulations relating to the storage, handling, disposal, emission, transportation and discharge of hazardous substances, materials and waste products. These laws and regulations often impose stringent permitting requirements. To date, compliance with these laws, regulations and permit requirements has not been material to our operations, business or financial results and has not had a material effect on our capital expenditures, earnings or competitive position. However, violation of or non-compliance with such laws, regulations or permit requirements, even if accidental, could result in an adverse impact on our operations, financial condition or liquidity.

         Our operations and the operations of certain of our predecessors or certain of the companies we have acquired have resulted in releases of hazardous substances or wastes at sites currently or formerly owned or operated by us or at sites to which wastes may have been sent for disposal. We are presently involved in investigatory and remedial activities at certain sites, some of which are being conducted under the oversight of governmental authorities. In connection with the Alliance purchase and other business purchases and sales, we have assumed responsibility for and agreed to compensate purchasers or sellers against liabilities associated with contamination, if any, existing at certain of our or our predecessors' current and former facilities.

WE COMPETE WITH MANY DIFFERENT COMPANIES AND OUR BUSINESS IS SEASONAL

         Our Greensteel subsidiary competes with a variety of companies that manufacture or distribute chalkboards, markerboards and institutional cabinetry. These competitors are typically small, privately-owned companies. Competition in these markets is based largely on price, product quality, customer service and reliability. Our business has historically been seasonal and our best quarter for sales and pre-tax profits has typically occurred in the third quarter of the calendar year. This occurs primarily as a result of increased business activity in the summer months when schools are closed and construction activity increases. We have historically incurred a loss in the winter months.

OUR TECHNOLOGY IS GENERALLY UNPATENTED AND OTHERS MAY SEEK TO COPY IT

         We generally do not patent technology developed by us and we cannot be sure that others will not independently develop the same or similar technology or otherwise obtain access to our technology. To protect our rights in these areas, we require all employees, consultants and others who work for or with us to enter into confidentiality agreements. We cannot be sure, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other information in the event of any unauthorized use, misappropriation or disclosure.

WE DEPEND HEAVILY ON FINDING AND KEEPING KEY MANAGEMENT PERSONNEL

         Our success will depend heavily on our ability to find and keep highly qualified manufacturing, marketing and other key management people. We have and will face competition for these personnel, and we cannot be sure that we will be able to attract and retain these people. We do not maintain "key man" life insurance policies on the life of any individual.

OUR RELATIONSHIP WITH ALPINE COULD POSE CONFLICTS OF INTEREST

         Alpine currently owns approximately 48.4% of the outstanding shares of our common stock, and would own more than 50% of our common stock if it were to convert shares of our Series B or Series C Preferred Stock held by it. Certain of our directors, including the Chairman of the Board, are also directors and officers of Alpine and may be subject to various conflicts of interest in connection with, for example, the negotiation of agreements between the two companies for the provision of services and the performance by the two companies under their existing financing and preferred stock agreements. Each of these persons will devote such time to our business and affairs as is appropriate under the circumstances. Each such person, however, has other duties and responsibilities with Alpine that may conflict with the time which might otherwise be devoted to his duties with us.

WE DO NOT ANTICIPATE PAYING COMMON STOCK DIVIDENDS

         We have never declared or paid dividends on our common stock and do not expect paying dividends on our common stock at any time in the foreseeable future. Also, the terms of our credit facilities prohibit the payment of common stock dividends and the terms of our preferred stock prohibit us from paying dividends on all classes of stock junior to such stock (including our common stock) while shares of preferred stock remain outstanding.

OUR CHARTER CONTAINS SOME ANTI-TAKEOVER PROVISIONS THAT MAY INHIBIT A TAKEOVER

         The provisions in our Certificate of Incorporation relating to a classified Board of Directors and delegation to the Board of Directors of rights to determine the terms of preferred stock may have the effect not only of discouraging attempts by others to buy us, but also of making it more difficult or impossible for existing shareholders to make management changes. A classified board, which is made up of directors elected for staggered terms, while promoting stability in Board membership and management, also moderates the pace of any change in control of our Board of Directors by extending the time required to elect a majority, effectively requiring action in at least two annual meetings. The ability of our Board of Directors to determine the terms of preferred stock, while providing flexibility in connection with possible business purchases and other corporate purposes, could make it more difficult for a third party to secure a majority of our outstanding common stock.

THE ISSUANCE OF THE RESERVED SHARES PRESENTS SUBSTANTIAL DILUTION TO OUR CURRENT SHAREHOLDERS

         We are registering a total of 17,920,306 shares of common stock to cover 5,484,655 outstanding unregistered shares of our common stock and 12,435,651 shares reserved for issuance upon the exercise of the warrants, the conversion of the Series B and Series C Preferred Stock and the conversion of the subordinated promissory note. This number of reserved shares, which represents approximately 88% of our total outstanding common stock, presents substantial dilution to our current shareholders and may result in a drop in the market price of our common stock.

THE FAILURE OF OUR KEY SUPPLIERS AND CUSTOMERS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

         We use a number of computer software programs and operating systems in our internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications are unable to interpret the upcoming calendar year "2000," some level of modification or even possible replacement of such software could be necessary. Based on information currently available to us, we do not anticipate that such "Year 2000" costs will have a material impact on us. We have requested and obtained information regarding "Year 2000" compliance from suppliers and providers of our critical software systems. Based on the information we currently have, all critical systems appear to be "Year 2000" compliant. We are currently contacting major vendors and customers to obtain "Year 2000" compliance certificates. The failure of any of our key suppliers or customers to be "Year 2000" compliant could have a material and adverse effect on our business, financial condition and results of operations.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (1) Our Transition Report on Form 10-K for the eight months ended December 31, 1998;

         (2) Our Current Reports on Form 8-K, as amended, reporting events which occurred on May 19, 1998, November 20, 1998 and December 30, 1998;

         (3) Our definitive Proxy Statement, dated April 20, 1999, filed in connection with our 1998 Annual Meeting of Shareholders; and

         (4) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act, which was declared effective August 5, 1993, including any amendments or reports filed for the purpose of updating the description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

              PolyVision Corporation
              48-62 36th Street
              Long Island City, New York  11101
              Attn: Mr. Barry M. Puritz
                   Vice President of Business Development and Secretary
              Tel: (718) 433-2170

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information incorporated by reference, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors beginning on page 5 and others detailed from time to time in our periodic reports filed with the SEC.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock by any of the selling shareholders. The exercise price of the outstanding warrants is $.001 per share. If all of the warrants are exercised, we will receive proceeds of approximately $2,986, which we will use for general corporate purposes. We estimate that our expenses in connection with this offering will be approximately $35,000.


                              SELLING SHAREHOLDERS

GENERAL

         The selling shareholders currently hold unregistered shares of our common stock or may later hold shares of common stock that are issuable upon exercise of certain warrants, conversion of the Series B Preferred Stock and Series C Preferred Stock and conversion of a subordinated promissory note. Following is a brief summary of the terms of the warrants, the Series B and Series C Preferred Stock and the subordinated promissory note.

SUBORDINATED NOTE FINANCING;  WARRANTS TO PURCHASE COMMON STOCK

         In December 1998, we completed the refinancing of the $25,000,000 loan made to us by Fleet Corporate Finance, Inc. ("Fleet") in November 1998. This loan was evidenced by a 12.5% Senior Subordinated Note in the amount of $25,000,000 (the "Fleet Note").

         We refinanced the Fleet Note through the issuance of $25,000,000 of 12.5% Senior Subordinated Notes due December 30, 2006 (the "Hancock Notes") to John Hancock Mutual Life Insurance Company and certain of its affiliates (collectively, "John Hancock") pursuant to a Senior Subordinated Note and

Warrant Purchase Agreement (the "Subordinated Note Agreement"). Under the Subordinated Note Agreement, John Hancock purchased from us the Hancock Notes and warrants to purchase up to 2,986,467 shares of our common stock (the "Warrants"). John Hancock may exercise the Warrants at any time during their ten-year term. The exercise price of the Warrants is $.001 per share.

EXCHANGE TRANSACTION; COMMON STOCK AND SERIES B PREFERRED STOCK

         In November 1998, shortly before the Alliance purchase, we completed an exchange transaction with Alpine and another preferred shareholder. In the transaction, we exchanged approximately $25.7 million in liquidation value of our Series A Preferred Stock (plus accrued dividends) and indebtedness of approximately $7.4 million due from us, for approximately 5.3 million shares of our common stock and approximately $12.4 million in liquidation value of our Series B Preferred Stock to Alpine and another entity. The Series B Preferred Stock may be converted into 4,132,517 shares of common stock at any time at a conversion price of $3.00 per share. Each preferred shareholder is entitled to the payment of cumulative cash dividends at the rate of 9% per year. These dividends, however, are prohibited through July 2001 under the terms of our senior subordinated credit facility, and thereafter can only be paid if we are in compliance with specified financial ratios set forth in our senior secured credit facility and senior subordinated credit facility. Also, although we can redeem under the terms of the preferred stock agreement covering the Series B Preferred Stock at face value, plus accrued but unpaid dividends, at any time, the terms of our credit facilities prohibit us from doing so. Shares of Series B Preferred Stock have no voting rights, except (voting as a separate class) for certain significant business transactions such as the merger or consolidation of PolyVision, the sale of all or substantially all of our assets or an amendment of our Certificate of Incorporation or By-laws which adversely affects the rights of holders of Series B Preferred Stock. However, if Alpine were to transfer ownership of its shares of Series B Preferred Stock to an unaffiliated third party, such transferee would be entitled to vote (together with common shareholders) the equivalent number of shares of our common stock as it would hold if it converted its shares immediately prior to the record date of such vote. The Series B Preferred Stock also has customary anti-dilution provisions for stock dividends, stock splits, share combinations, recapitalizations and other capital adjustments.

         Also, in November 1998, we issued to Alpine an additional 209,790 shares of our common stock and Series B Preferred Stock convertible into 150,000 shares of our common stock, valued together at $750,000, as compensation for structuring and assisting us in completing the Alliance purchase.

SERIES C CONVERTIBLE PREFERRED STOCK

         In November 1998, we sold to Alpine for $5.0 million in cash, shares of our Series C Preferred Stock. We applied the $5.0 million to the purchase price for Alliance. The Series C Preferred Stock may be converted into 2,500,000 shares of common stock at any time. Other than the conversion price, the terms of the Series C Preferred Stock are identical to the terms of the Series B Preferred Stock and rank equally with respect to distribution rights upon the liquidation, dissolution or winding-up of the affairs of PolyVision, and with respect to dividend rights.

10% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

         The purchase price in the Alliance purchase included an $8.0 million 10% convertible subordinated promissory note due in 2007 (the "Note"), which was issued to Wind Point Partners III, L.P., as agent for the sellers in the transaction. The Note may be converted at any time after May 20, 1999 into shares of common stock at a conversion price of $3.00 per share. However, if the Note has not been repaid by November 20, 2004, the conversion price will be reduced by $.25 to $2.75 per share.

Likewise, the conversion price will be reduced by another $.25 per share on each of November 20, 2005, 2006 and 2007 (to a final conversion price of $2.00 per share) if the Note has not been repaid by any such date. The principal amount of the Note may also be reduced, by up to $2.0 million, for claims made by us against Wind Point Partners and the other sellers on account of misrepresentations or breaches of warranty stemming from the Stock Purchase Agreement among the parties in the Alliance purchase. If this were to happen, the number of shares available to Wind Point Partners for conversion would be proportionally reduced.

NUMBER OF SHARES OF COMMON STOCK THAT WE MAY ISSUE

         Assuming the exercise of all of the Warrants and the full conversion of the Series B and Series C Preferred Stock and the Note on April 20, 1999, we would issue 12,435,651 shares of our common stock to the selling shareholders. These 12,435,651 shares would represent approximately 88% of our outstanding common stock.

SELLING SHAREHOLDER TABLE

         The table below lists, in each case as of April 20, 1999:

         1.   the name of each selling shareholder;

         2.   the number of shares each selling shareholder beneficially owns;

         3. how many shares of common stock the selling shareholder may resell under this prospectus; and

         4. assuming each selling shareholder sells all the shares listed next to its name, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

         Beneficial ownership is determined in accordance with rules set by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by officers, directors and principal shareholders. Except as otherwise indicated, PolyVision believes that the entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

         We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.



                                                                        SHARES THAT
                                         BENEFICIAL OWNERSHIP PRIOR       MAY BE          BENEFICIAL OWNERSHIP AFTER
                                             TO THE OFFERING            SOLD IN THE             THE OFFERING
SELLING SHAREHOLDER                       SHARES         PERCENT          OFFERING         SHARES         PERCENT
-------------------------                ---------      --------        ------------      --------        -------
John Hancock Mutual Life                   866,075         5.8%            866,075            0              0
 Insurance Company
200 Clarendon Street
Boston, MA  02117

Hare & Co.                                 597,293         4.1%            597,293            0              0
c/o John Hancock Mutual Life
 Insurance Company
200 Clarendon Street
Boston, MA  02117

Hancock Mezzanine                        1,493,234         9.6%          1,493,234            0              0
 Partners L.P.
200 Clarendon Street
Boston, MA  02117

John Hancock Variable Life                  29,865           *              29,865            0              0
 Insurance Company
200 Clarendon Street
Boston, MA  02117

The Alpine Group, Inc.                   13,568,370       65.1%         12,131,767(1)      1,436,603        6.9%
1790 Broadway
New York, NY  10019

Kirkbi Projekt A/S                         135,405           *             135,405(2)         0              0
Aastvej 1
DK-7190 Billund
Denmark

Wind Point Partners III, L.P.            2,666,667        15.9%          2,666,667            0              0
676 North Michigan Avenue,
Suite 3300
Chicago, IL  60611


----------

*    Less than one percent.

(1) The number of shares of common stock indicated includes (a) 5,381,767 shares directly owned, (b) 4,250,000 shares issuable upon conversion of Series B Preferred Stock and (c) 2,500,000 shares issuable upon conversion of the Series C Preferred Stock.

(2) The number of shares of common stock indicated includes (a) 102,888 shares directly owned and (b) 32,517 shares issuable upon conversion of Series B Preferred Stock.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell their shares of common stock in one or more transactions, which may involve block transactions,

         1.   on the American Stock Exchange;

         2. on such other markets on which our common stock may from time to time be trading;

         3.   in privately-negotiated transactions; or

         4. through the writing of options on the shares of common stock, short sales or any combination of the two.


         The selling shareholders may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. A selling shareholder may attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. Some or all of the shares of common stock covered by this prospectus may ultimately not be issued to, or sold by, the selling shareholders.

         The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock, may be deemed to be "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder. In addition, the selling shareholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These provisions may limit the timing of purchases and sales of any shares of common stock by the selling shareholders or any other such person. The foregoing may affect the marketability of the shares of common stock.

         PolyVision has agreed to indemnify the selling shareholders against liabilities they may incur because of an untrue or alleged untrue statement of a material fact contained in this prospectus or the omission or alleged omission to state in the prospectus a material fact required to be stated in the prospectus, or necessary to make the statements in this prospectus not misleading. However, we will not be required to indemnify any selling shareholder for liabilities that we incur based on our reliance on written information that the selling shareholder has furnished to us expressly for use in this prospectus. Likewise, the selling shareholders have agreed to indemnify PolyVision against liabilities that we incur as a result of any statement or omission made in this prospectus based on written information that the selling shareholder has provided us for use in this prospectus. No selling shareholder, however, will be liable to us for amounts in excess of the net proceeds it receives from the sale of its shares pursuant to this prospectus.

         We have agreed to use our best efforts to keep the Registration Statement, of which this prospectus constitutes a part, effective until the earlier of (1) the date on which the selling shareholders can sell all of the shares of common stock pursuant to Rule 144 under the Securities Act, or (2) when the selling shareholders have resold all of the shares of their registered common stock pursuant to Rule 144 or an effective registration statement.

                                  LEGAL OPINION

         Greenberg Traurig, New York, New York, will issue for us an opinion about the legality of the shares.


                                     EXPERTS

         The consolidated financial statements and schedule of PolyVision Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of Alliance International Group, Inc. as of December 31, 1997 and 1996 and for the three-month period ended December 1997, the nine-month period ended October 2, 1997, and each of the two years in the period ended December 31, 1996 appearing in PolyVision Corporation's Current Report on Form 8-K/A, dated November 20, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


                                                                TO BE PAID
                                                                  BY THE
                                                                REGISTRANT
                                                                ----------
         SEC registration fee...................................  $11,234
         Accounting fees and expenses...........................   10,000
         Legal fees and expenses................................   10,000
         Miscellaneous expenses.................................    3,766
                                                                  -------
                  Total.........................................  $35,000
                                                                  -------
                                                                  -------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 722 of the Business Corporation Law of New York (the "New York Law") provides that a corporation may indemnify any person made or threatened to be made a party to a civil or criminal action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person, or such person's testator or intestate, was a director or officer of the corporation, or in such capacity served another corporation or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in (or, in the case of service to another corporation or other enterprise at the request of the corporation, not opposed to) the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe his or her conduct to be unlawful. Section 722 of the New York Law also permits indemnification by a corporation of any such person made or threatened to be made a party to an action by or in the right of the corporation to procure a judgment in its favor, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such an action, or in connection with an appeal therein, if the director or officer acted in good faith for a purpose which he or she reasonably believed to be in (or, in the case of service as a director or officer to another corporation or other enterprise at the request of the corporation, not opposed
to) the best interests of the corporation, provided that no such indemnification is available in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for such portion of the settlement amount and expenses as the court deems proper.

         Section 721 of the New York Law states that the provisions of the New York Law concerning indemnification and advancement of expenses are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled and allows a corporation to grant additional rights of indemnification and advancement of expenses to its directors and officers pursuant to its certificate of incorporation or by-laws, or, when authorized by the certificate of incorporation or by-laws by (a) a resolution of shareholders, (b) a resolution of directors, or (c) an agreement providing for such indemnification, provided that no judgment or other financial adjudication adverse to a director or officer seeking indemnification establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the claim so adjudicated, or (ii) he or she personally gained a financial profit or other advantage to which he or she was not legally entitled.

         Article SEVENTH of the Certificate of Incorporation of PolyVision provides in part as follows:

         "The Corporation may, to the fullest extent permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have power to indemnify under the said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to acting in his official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefits of the heirs, executors and administrators of such a person."

         PolyVision's officers and directors are each covered under a directors' and officers' liability insurance policy and an indemnification agreement with PolyVision.

ITEM 16. EXHIBITS

         The following exhibits are filed with this Registration Statement:


   EXHIBIT NO.                           DESCRIPTION OF DOCUMENT
   -----------                           -----------------------
       2.1          Agreement and Plan of Merger, dated as of December 21, 1994, as amended, among PolyVision
                    (formerly Information Display Technology, Inc.), The Alpine Group, Inc., Alpine PolyVision, Inc.
                    and Posterloid Corporation.(1)

       2.2 Stock Purchase Agreement, dated as of September 1, 1998, by and among PolyVision, Alliance International Group, Inc.,
                    Wind Point Partners III, L.P. and the other stockholders of Alliance, as amended by letter agreement dated November 20, 1998.(2)

       4.4          Specimen form of Common Stock Certificate of PolyVision.(3)

       4.5          Certificate of Amendment of the Certificate of Incorporation of PolyVision designating the
                    Series B Preferred Stock and Series C Preferred Stock.(4)

       5.1          Opinion of Greenberg Traurig.

      23.1          Consent of Greenberg Traurig (included in the opinion filed as Exhibit 5.1).



   EXHIBIT NO.                           DESCRIPTION OF DOCUMENT
   -----------                           -----------------------
      23.2          Consent of Arthur Andersen LLP.

      23.3          Consent of Ernst & Young LLP.

      24.1          Power of Attorney (set forth on signature page of the Registration Statement).


----------
(1) Incorporated by reference to the exhibits filed with the Proxy Statement for the Annual Meeting of Shareholders, dated May 1, 1995.

(2) Incorporated by reference to the exhibits filed with the Current Report on Form 8-K, dated November 20, 1998.

(3) Incorporated by reference to the exhibits filed with the Registration Statement on Form S-2 (No. 33-93010), effective June 9, 1995.

(4) Incorporated by reference to the exhibits filed with the Transition Report on Form 10-K for the eight months ended December 31, 1998.


ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Island City, State of New York, on April 20, 1999.


                                  POLYVISION CORPORATION


                                  By:/s/Joseph A. Menniti
                                     -----------------------------
                                     Joseph A. Menniti
                                     Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven S. Elbaum, Bragi F. Schut and Joseph A. Menniti, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, including any registration statement pursuant to Rule 462 under Securities Act of 1933, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                         TITLE                          DATE
----------                         -----                          ----
/s/Steven S. Elbaum          Chairman of the Board            April 19, 1999
--------------------------   and Director
Steven S. Elbaum

/s/Joseph A. Menniti         Chief Executive Officer          April 20, 1999
--------------------------   and Director
Joseph A. Menniti            (principal executive officer)

/s/Michael H. Dunn           President,                       April 20, 1999
--------------------------   Chief Operating
Michael H. Dunn              Officer and Director

/s/Richard J. Still          Chief Financial Officer          April 20, 1999
--------------------------   (principal financial and
Richard J. Still             accounting officer)

/s/Ivan Berkowitz            Director                         April 19, 1999
--------------------------
Ivan Berkowitz

/s/Lyman C. Hamilton, Jr.    Director                         April 21, 1999
--------------------------
Lyman C. Hamilton, Jr.

/s/Stephen C. Knup           Director                         April 19, 1999
--------------------------
Stephen C. Knup

/s/Bragi F. Schut            Director                         April 19, 1999
--------------------------
Bragi F. Schut

                                INDEX TO EXHIBITS


 EXHIBIT NO.                       DESCRIPTION OF DOCUMENT                                              PAGE
 -----------                       -----------------------                                              ----
    2.1        Agreement and Plan of Merger, dated as of December 21, 1994, as amended, among
               PolyVision (formerly Information Display Technology, Inc.), The Alpine Group,
               Inc., Alpine PolyVision, Inc. and Posterloid Corporation. (1)

    2.2 Stock Purchase Agreement, dated as of September 1, 1998, by and among PolyVision, Alliance International Group, Inc., Wind Point
               Partners III, L.P. and the other stockholders of Alliance, as amended by letter agreement dated November 20, 1998. (2)

    4.4        Specimen form of Common Stock Certificate of PolyVision. (3)

    4.5        Certificate of Amendment of the Certificate of Incorporation of PolyVision
               Corporation designating the Series B Preferred Stock and Series C Preferred
               Stock.(4)

    5.1        Opinion of Greenberg Traurig.                                                            24

   23.1        Consent of Greenberg Traurig (included in the opinion filed as Exhibit 5.1).

   23.2        Consent of Arthur Andersen LLP.                                                          25

   23.3        Consent of Ernst & Young LLP.                                                            26

   24.1        Power of Attorney (set forth on signature page of the Registration Statement).


----------
(1) Incorporated by reference to the exhibits filed with the Proxy Statement for the Annual Meeting of Shareholders, dated May 1, 1995.

(2) Incorporated by reference to the exhibits filed with the Current Report on Form 8-K, dated November 20, 1998.

(3) Incorporated by reference to the exhibits filed with the Registration Statement on Form S-2 (No. 33-93010), effective June 9, 1995.

(4) Incorporated by reference to the exhibits filed with the Transition Report on Form 10-K for the eight months ended December 31, 1998.